Exhibit 99.1

TransDigm Announces Kevin Stein as President and CEO and W. Nicholas Howley as Executive Chairman, Appointment of New Board Members

CLEVELAND, April 30, 2018 /PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG) (the “Company”) announced today that its Board of Directors has elected Kevin Stein as President and Chief Executive Officer and W. Nicholas (Nick) Howley as Executive Chairman.
Mr. Stein will be responsible for all operational and financial matters of the Company. His direct reports will include all operating Executive Vice Presidents as well as the Chief Financial Officer.

Mr. Howley will primarily focus his efforts on matters relating to capital allocation, mergers and acquisitions, overall corporate strategy, investor interactions and leadership of the Board of Directors.

As part of this organizational change, Mr. Stein and Mr. Howley have both modified and extended their employment agreements through 2024.

Mr. Stein joined TransDigm in 2014 as Chief Operating Officer of the Power Group businesses. He has been the Company’s President and Chief Operating Officer since 2016. Prior to joining TransDigm, he was employed at Precision Castparts Corporation as Executive Vice President and President of the Fasteners and Structural Castings businesses. Previous responsibilities included President of the Cooper Bussman division of Cooper Industries, as well as General Manager of Tyco Electronics Raychem circuit protection business. Mr. Stein holds a Bachelor of Science from Hobart College and a Masters degree and Ph.D. in Inorganic Chemistry from Stanford University.

Mr. Howley, along with Doug Peacock, was one of the two founders of TransDigm. Mr. Howley has been the CEO of TransDigm since 2001 and Chairman and CEO since 2003. Previously, he was President of TransDigm.

Mr. Howley stated,”We have been working toward this orderly transition for almost the last four years. Kevin and I have worked well over this time as he learned our culture, implemented our proven processes, and helped create significant value for our shareholders. I look forward to continuing to assist him in his efforts. The Board and I believe strongly that Kevin will do an outstanding job as CEO. I am pleased that he and I can continue to work together to execute our consistent strategy and create long term intrinsic value for our shareholders.”

Mr. Stein said, “I am excited for the opportunity to lead TransDigm going forward as its next President and Chief Executive Officer.  I am humbled by the trust and confidence the Board of Directors and Mr. Howley have shown in this decision.  TransDigm has an outstanding team around the globe and I am honored to be part of such a focused and successful aerospace company.  We look forward to continuing the exceptional value generating strategy that has been the hallmark of this organization since the beginning when Nick Howley and Doug Peacock founded TransDigm.”

Appointment of New Board Members

The Company also announced today the appointment of Mr. Stein and Michele Santana to its Board of Directors.

Mr. Stein was elected to the Board in connection with his promotion to Chief Executive Officer.

Ms. Santana is Chief Financial Officer of Signet Jewelers (NYSE: SIG), a retail jeweler, a role in which she has served since 2014.  Prior to that Ms. Santana was Senior Vice President and Controller of Signet. Ms. Santana was deemed to be valuable to the Board because of her status and experience as a current chief financial officer of a large public company.  Ms. Santana is a certified public accountant and was determined to be an audit committee financial expert by the Board.

Mr. Howley stated, “We are pleased that Michele has agreed to become a member of our Board. We think it’s important for the Board to include a current public company chief financial officer and Michele’s particular financing and investor relations experience will make her a valuable contributor. We are also pleased to be taking important steps towards diversity on our Board of Directors.”

The Board of Directors has determined that Ms. Santana is independent under applicable listing standards of the New York Stock Exchange and the rules and regulations of the Securities Exchange Commission. Ms. Santana has been appointed to the Company’s Audit Committee and Nominating and Corporate Governance Committee.

About TransDigm

TransDigm Group Incorporated, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.

Contact:     Liza Sabol
    Investor Relations
    (216) 706-2945
    ir@transdigm.com